Exhibit 10.1

STEP-UP EQUITY FINANCING AGREEMENT

Dated June 21, 2006

CELL THERAPEUTICS, INC.

SOCIÉTÉ GÉNÉRALE

STEP-UP EQUITY FINANCING AGREEMENT

BETWEEN

CELL THERAPEUTICS, INC. a Washington corporation with headquarters located at 501 Elliott Avenue, Suite 400, Seattle, Washington 98119, represented by James A. BIANCO, duly empowered,

(hereinafter the “Issuer”)

AND

SOCIÉTÉ GÉNÉRALE a French société anonyme with a share capital of EUR 548,043,436.25, headquarters located at 29, boulevard Haussmann - 75009 Paris, France, registered under No. 552 120 222 RCS Paris, represented by Thierry du BOISLOUVEAU, duly empowered,

(hereinafter the “Subscriber”)

WHEREAS

The parties contemplate that this Step-Up Equity Financing Agreement (hereinafter, and including the exhibits and schedules hereto, this “Agreement”) will provide the Issuer with the right to raise cash pursuant to one or more share issues (each, a “Share Issue”) over the 24 months of the Term of Commitment (as defined herein).

Pursuant to this Agreement, dated as of June 21, 2006 (the “Effective Date”), the Subscriber agrees to purchase shares of the common stock, no par value (the “Common Stock”), of the Issuer to be newly issued by the Issuer (such newly issued shares, the “New Common Shares”) pursuant to the terms and subject to the conditions described below.

IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS

“Adjusted Issue Price” means 94% of the lowest VWAP for any Trading Day during the relevant Issue Reference Period (as defined below), rounded down to EUR 0.01.

“Business Day” means each day between Monday 00:01 am and Friday 12:00 pm, inclusive, of any given week in which banks are open and stock exchanges are open for trading in Italy, France, the State of New York and the State of Washington.

“Common Shares” means the shares of common stock of the Issuer (ISIN Code US1509341079), no par value per share, listed on the NASDAQ National Market and on the Market (as defined below).

“free writing prospectus” has the meaning given to it in Rule 405 under the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Securities Act”) promulgated by the United States Securities and Exchange Commission (the “Commission”).

“Issue Reference Period” will commence on and include the third Trading Day (as defined below) following the Share Issue Notice Date (as defined in Section 3.2) and will end on the fifth Trading Day following the Share Issue Notice Date, unless extended pursuant to Section 3.4.2.

“Market” means the Milan Stock Exchange managed by Borsa Italiana S.p.A.

“Maximum Amount” means the amount not exceeding such number of New Common Shares (as defined in the Recitals) issued by the Issuer to the Subscriber in accordance with the provisions of the Agreement having an aggregate issue price hereunder equal to EUR 45,000,000, provided that the Issuer may, in its sole discretion and by written notice to the Subscriber, increase the Maximum Amount to EUR 60,000,000. Any such notice must be delivered to the Issuer prior to the Settlement Date (as defined in Article 6) upon which the aggregate issue price of New Common Shares issued hereunder would equal or exceed EUR 45,000,000.

“Share Issue Amount” means the amount equal to the product of the number of New Common Shares issued on a Settlement Date and the Adjusted Issue Price.

“Ten-Day Volatility” means the 10-day historical price volatility, calculated after the Market close on the last day of an Issue Reference Period (such calculation can be found on Bloomberg on page CTIC IM Equity HVG; provided that a comparable publication may be referenced in the event that Bloomberg ceases publication of such calculation during the term of this Agreement).

“Time of Sale” means the time of delivery of New Common Shares resulting from a Share Issue Notice on any Settlement Date.

“Time of Sale Information” means, as of the Time of Sale, the Prospectus (as defined in Section 2) as amended or supplemented to that time (including by any prospectus supplement thereto or free-writing prospectus), together with any communications made in connection with the transactions occurring on such Settlement Date as contemplated by Rule 134 or Rule 135, under the Securities Act, promulgated by the Commission.

“Trading Day” means a day on which the Market is open for trading.

“VolumeR” means the average daily trading volume (block trades excluded) of the Issuer’s Common Shares on the Market during an Issue Reference Period (the average daily trading volume excluding block trades can be found on Bloomberg on page CTIC IM Equity AQR; provided that a comparable publication may be referenced in the event that Bloomberg ceases publication of such statistic during the term of this Agreement).

“VWAP” means the volume-weighted average price of the Issuer’s shares on the Market, excluding block trades and rounded down to 0.01 (such volume-weighted average price can be found on the Bloomberg page CTIC IM Equity AQR; provided that a comparable publication may be referenced in the event that Bloomberg ceases publication of such price during the term of this Agreement).

2.	CHARACTERISTICS OF THE NEW COMMON SHARES

The New Common Shares will carry in all respects the same rights as all of the existing Common Shares, including rights to dividends to be paid out of profits realized during previous fiscal years, and will have the same ISIN number as the existing Common Shares from the day they are issued.

The parties acknowledge and agree that all share-related numbers contained in this Agreement shall be adjusted to take into account any stock split effected with respect to the Common Shares and other securities of the Company.

The Issuer has filed, in accordance with the provisions of the Securities Act, with the Commission a registration statement on Form S-3 (File No. 333-131533), as amended, including a prospectus with respect to the Common Stock, which incorporates by reference documents that the Issuer has filed or will file in accordance with the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”).

The registration statement, as amended, including all documents filed as part thereof or incorporated by reference therein, and including any information contained in a Prospectus (as defined below) filed with the Commission pursuant to Rule 424(b) under the Securities Act and also including any other registration statement filed with the Commission pursuant to Rule 462(b) and Rule 429 under the Securities Act, is herein called the “Registration Statement,” and the most recent form of prospectus, including all documents incorporated therein by reference, included in the Registration Statement, as amended or supplemented from time to time (including by any prospectus supplement thereto or free-writing prospectus), is herein called the “Prospectus.”

Any reference herein to the Registration Statement, the Prospectus or any amendment or supplement thereto shall be deemed to refer to and include the documents incorporated by reference therein, and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement or the Prospectus shall be deemed to refer to and include the filing after the execution hereof of any document with the Commission deemed to be incorporated by reference therein. To the extent that the amount of New Common Shares registered under the Registration Statement is otherwise depleted and is at any time insufficient to complete the sales of New Common Shares as contemplated by this Agreement, the Issuer shall file a new registration statement with respect to any additional Common Shares necessary to complete such sales of New Common Shares and shall use commercially reasonable efforts to cause such registration statement to become effective. After the effectiveness of any such registration statement, all references to “Registration Statement” included in this Agreement shall be deemed to include such new registration statement and all references to “Prospectus” included in this Agreement shall be deemed to include the final form of prospectus, including all documents incorporated therein by reference, included in any such registration statement, as amended or supplemented from time to time (including by any prospectus supplement thereto or free-writing prospectus).

For purposes of this Agreement, all references to the Registration Statement or the Prospectus or to any amendment or supplement thereto shall be deemed to include any copy filed with the Commission pursuant to its Electronic Data Gathering Analysis and Retrieval System (“EDGAR”), and such copy shall be identical in content to any Prospectus delivered to the Subscriber for use in connection with any Share Issue.

3.	STEP-UP EQUITY COMMITMENT

On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Issuer agrees to issue and the Subscriber agrees to purchase New Common Shares. The Subscriber proposes to offer the New Common Shares in the manner described in the Prospectus.

3.1	Term of the Commitment

The Subscriber will cease to be required to subscribe for New Common Shares of the Issuer as soon as one of the following events will occur (the “Term of the Commitment”):

(a) twenty-four months after the date upon which the condition set forth in Section 4.3(b) shall have been satisfied; or

(b) the aggregate Share Issue Amount of all New Common Shares issued by the Issuer to the Subscriber in accordance with the provisions of the Agreement reaches the Maximum Amount.

3.2	Share Issue Notice

On any Business Day during the Term of the Commitment, provided that 15 Business Days have elapsed following the Effective Date, the Issuer may, provided that each of the conditions referred to in Sections 4.1 and 4.3 is then satisfied, notify the Subscriber of its decision to issue New Common Shares to the Subscriber pursuant to the terms of this Agreement by delivering to the Subscriber a notice in the form of Exhibit 3.2 attached hereto (a “Share Issue Notice”). Each date upon which a Share Issue Notice is received by the Subscriber is referred to herein as a “Share Issue Notice Date.”

Upon receipt of a Share Issue Notice, the number of New Common Shares that the Subscriber undertakes to subscribe on a single Share Issue will be a number between:

(a)	a “Minimum” corresponding to a number of New Common Shares at least equal to:

(i)	if the Ten-Day Volatility on the Market is equal to or less than 45%, then the lower of VolumeR multiplied by 2, or 2,400,000 Common Shares; or

(ii)	if the Ten-Day Volatility on the Market is greater than 45%, then the lower of VolumeR multiplied by 1.5, or 1,800,000 Common Shares; and

(b)	a “Maximum” corresponding to the number that the Issuer wishes to issue, with a limit equal to the higher of VolumeR multiplied by 8, or 10,000,000 Common Shares.

The Subscriber has, subject to the other restrictions contained herein, sole discretion as to the number of New Common Shares within the Minimum and Maximum defined above that it will subscribe in the Share Issue. The Subscriber shall notify the Issuer of the number of New Common Shares it wishes to subscribe in the Share Issue on the Business Day following the end of the Issue Reference Period (such date, the “Closing Date”), by no later than 9:00 a.m., New York time.

The Issuer shall use its reasonable best efforts to cause the New Common Shares, upon issuance, to be admitted to listing on the Market.

3.3	Condition precedent

The obligations of the Subscriber under this Agreement are subject to the fulfillment of each of the conditions set forth in Section 4.

3.4	Exceptions

3.4.1	Closed periods

The Issuer shall not, during the 20 calendar days following any Settlement Date, announce publicly its financial results for any fiscal quarter or year. The public announcements contemplated by this Section 3.4.1 include, but are not limited to, earnings releases, earnings calls and filings of quarterly or annual reports with the Commission.

3.4.2	Stop Loss

Should the closing price of the Issuer’s Common Shares on the Market on the second day of a particular Issue Reference Period be at least 4.0% lower than the closing price of Issuer’s common stock on the Market on the Share Issue Notice Date (such condition, measured as of such second day or as of each subsequent date in the Issuance Reference Period, the “Market Condition Precedent”), either party will have the right, upon notice delivered to the other in accordance with this Agreement, no later than 12:00 p.m. GMT on the last day of the Issue Reference Period, to defer the Share Issue (a “Market Condition Precedent Deferment”). In addition, should the daily VWAP for any Trading Day during the initial three-Trading Day Issue Reference Period exceed the lowest daily VWAP during such initial three-Trading Day Issue Reference period by more than 5.0%, then either party will have the right, upon notice delivered to the other in accordance with this Agreement, no later than 12:00 p.m. GMT on the last day of the Issue Reference Period, to defer the Share Issue (a “VWAP Deferment”).

In case of a Market Condition Precedent Deferment, the Issue Reference Period will be automatically extended until the earliest of: (i) the first Trading Day that the Market Condition Precedent, measured as of such date, does not exist, (ii) the date of written notice of cancellation of the Share Issue delivered by one party to the other, or (iii) the fifth consecutive Trading Day following the Trading Day upon which the Issue Reference Period would have ended absent a Market Condition Precedent Deferment. If, at the end of the Issue Reference Period, the Market Condition Precedent, measured as of the last day of the Issue Reference Period, exists, then the Share Issue shall be automatically cancelled.

In the case of a VWAP Deferment, the Issue Reference Period will be automatically extended until the earliest of: (i) the first Trading Day upon which the daily VWAP exceeds the lowest daily VWAP during the initial three-Trading Day Issue Reference period by 5.0% or less, or (ii) the fifth consecutive Trading Day following the Trading Day upon which the Issue Reference Period would have ended absent a VWAP Deferment. If, at the end of the fifth consecutive Trading Day following the Trading Day upon which the Issue Reference Period would have ended absent a VWAP Deferment, there has been no Trading Day following the initial three-Trading Day Issue Reference Period upon which the daily VWAP exceeded the lowest daily VWAP during the initial three-Trading Day Issue Reference period by 5.0% or less, then the Share Issue shall be automatically cancelled.

3.4.3	Minimum Time Interval

The Issuer shall not be entitled to deliver a Share Issue Notice during the Minimum Time Interval. The “Minimum Time Interval” begins on the first Business Day following any Settlement Date and ends on the Trading Day where 15% of the total cumulative trading volume on the Issuer’s Common Shares since the end of most recent Issue Reference Period (“block trades,” “crossed trades” and “off-hour trades,” each as defined and tracked with specific condition codes in the Bloomberg system or a comparable financial data system, excluded from the calculation) exceeds the number of New Common Shares issued on the most recent Settlement Date. Notwithstanding the preceding sentence, the Minimum Time Interval shall not be greater than 30 Trading Days and may be reduced at the sole option of the Subscriber.

4.	CONDITIONS PRECEDENT TO THE SUBSCRIBER’S OBLIGATIONS

4.1	Conditions Precedent to Each Share Issue

The Subscriber’s obligation to deliver notice pursuant to Section 3.2 on each Closing Date, and its obligation to purchase New Common Shares on each Settlement Date (as defined in Article 6), shall be subject to the fulfillment of the following conditions as of such date:

(a)	The Issuer shall have performed in all respects its duties and obligations under this Agreement required to be performed between and including the most recent Settlement Date (or, in the case of the first Settlement Date, the Effective Date), through and including such date.

(b)	The Issuer’s representations and warranties set forth in this Agreement shall be true and correct in all respects on and as of such date as if then made.

(c)	Listing of the Common Shares shall not then have been suspended or threatened to be suspended on any market or exchange, including without limitation by CONSOB or the Commission, or on the Market or the NASDAQ Stock Market.

(d)	No Event of Default shall have occurred and be continuing.

(e)	The Registration Statement shall be effective and no stop order suspending the effectiveness of the Registration Statement or preventing or suspending the use of the Prospectus or any related free writing prospectus shall have been issued, and no proceeding or examination for such purpose shall have been initiated or threatened by the Commission; and any request of the Commission for inclusion of additional information in the Registration Statement or the Prospectus or otherwise shall have been complied with.

(f)	The Registration Statement, as of such date, and the Prospectus, as of its date and on such date, shall not have and shall not contain any untrue statement of a material fact and shall not have and shall not omit to state a material fact required, in the case of the Registration Statement only, to be stated therein, or necessary to make the statements therein (except in the case of the Registration Statement, in the light of the circumstances under which they were made) not misleading.

(g)	No Take-Over Bid shall have been announced and not withdrawn, and the Issuer shall not be aware of any proposed Take-Over Bid. “Take-Over Bid” means any offer, proposal or other indication of interest regarding any of the following, involving the Issuer or any of its subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or any substantial portion of the assets of the Issuer and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any purchase of or tender offer or exchange offer for or other acquisition of 20% percent or more of the outstanding shares of capital stock of the Issuer or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any agreement to engage in any of the foregoing.

4.2	Additional Conditions Precedent to Obligations on Each Settlement Date

The Subscriber’s obligation to purchase New Common Shares on any Settlement Date shall be subject to the fulfillment of the following additional conditions as of such Settlement Date:

(a)	The Time of Sale Information, as of the Time of Sale, shall not contain any untrue statement of a material fact and shall not omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Subscriber shall not have reasonably objected in writing to the contents of the Registration Statement or the Prospectus, including supplements thereto and documents deemed to be incorporated by reference therein; provided, however, that the Subscriber may not object to the inclusion in such Registration Statement or the Prospectus of any information required under the Securities Act to be stated therein.

(b)	The Subscriber shall have received an opinion of O’Melveny & Myers LLP, counsel to the Issuer, each addressed to the Subscriber and dated such date, substantially in the form of Exhibit 4.2(b) attached hereto.

(c)	The Issuer shall have furnished to the Subscriber a certificate, dated such date, of its Chief Executive Officer and its Chief Financial Officer stating that:

(i)	Each of the conditions set forth in Sections 4.1 and 4.2 is satisfied as of such date;

(ii)	No stop order suspending the effectiveness of the Registration Statement has been issued; and no proceedings or examination for that purpose have been instituted or, to the knowledge of such officers, threatened;

(iii)	They are not aware of any facts or circumstances relating to the Issuer or the New Common Shares (other than the fact that New Common Shares will be issued and sold to Subscriber on such date pursuant to this Agreement) that would, if publicly known, have a material effect on the trading price of the Common Shares, nor do they know of any circumstance or event that is reasonably likely to occur in the ten days following such date (including, without limitation, the Issuer’s receipt of clinical trial results or communications from a regulatory agency) that, if publicly announced, could reasonably be expected to have a material effect on the trading price of the Common Shares; and

(iv)	They have carefully examined the Registration Statement, the Prospectus and the Time of Sale Information, and, in their opinion, (A) (1) the Registration Statement, as of the such date, (2) the Prospectus, as of its date and on such date, or (3) the Time of Sale Information, as of the Time of Sale, did not and do not contain any untrue statement of a material fact and did not and do not omit to state a material fact required, in the case of the Registration Statement only, to be stated therein, or necessary to make the statements therein (except in the case of the Registration Statement, in the light of the circumstances under which they were made) not misleading, and (B) since the Effective Date, no event has occurred that should have been set forth in a supplement or amendment to the Registration Statement, the Prospectus or any free writing prospectus that has not been so set forth or incorporated by reference herein.

(d)	The Issuer shall have obtained all required approvals and such approvals shall be in full force and effect so that the New Common Shares may be issued to the Subscriber in accordance with the provisions of the Agreement and shall, upon issue, be admitted to listing on the Market.

(e)	The Issuer shall not have made any public announcement relating to the contemplated Share Issue prior to such date.

4.3	Additional Conditions Precedent to Obligations on the First Settlement Date

The Subscriber’s obligation to purchase New Common Shares on the first Settlement Date to occur following the Effective Date shall be subject to the fulfillment of the following additional conditions as of such Settlement Date:

(a)

The Subscriber shall have received a letter from Stonefield Josephson, Inc., independent auditors of the Issuer, addressed to the Subscriber, dated as of the Effective Date or a date following the Effective Date but on or prior to such Settlement Date, in form and substance satisfactory to the Subscriber, confirming that Stonefield Josephson, Inc. is an independent registered public accounting firm within the meaning of the Securities Act and the rules and regulations of the Public Company Accounting Oversight Board and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission; stating that in their opinion the financial statements and schedules examined by them and included or incorporated by reference in the Registration Statement and the Prospectus comply in form in all material respects with the applicable accounting requirements of the Securities Act and containing such other statements and information as is ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial and statistical information included or incorporated by reference in the Registration Statement.

(b)	The Issuer and the Subscriber shall be reasonably satisfied that (i) no public announcement of a Share Issue hereunder is required to made prior to a Closing Date, and (ii) the Subscriber will be able to comply with its registration notice requirements in a manner customary for offerings on the Market.

4.4	Conditions Precedent on the Effective Date

The obligations of the Subscriber under this Agreement are subject to the fulfillment, as of the Effective Date, of the following conditions:

(a)	Each of the conditions set forth in Section 4.1 shall be fulfilled as of the Effective Date.

(b)	Each of the conditions set forth in Sections 4.2(b) and (c) shall be fulfilled as of the Effective Date, provided that the opinion and certificate referred to in such Sections shall, for purposes of this Section 4.4(b), be in the forms attached as Exhibits 4.4(b)(i) and 4.4(b)(ii), respectively.

(c)	The Issuer shall have obtained all required approvals and such approvals shall be in full force and effect so that the New Common Shares may be issued to the Subscriber in accordance with the provisions of the Agreement.

(d)	The parties shall have agreed on a form of announcement of their entry into this Agreement.

5.	ADDITIONAL UNDERTAKINGS

5.1	Registration with the Commission

The Issuer covenants and agrees with the Subscriber that on, but not prior to, each Settlement Date, the Issuer shall (i) file a prospectus supplement to the Prospectus included as part of the Registration Statement with the Commission under the applicable paragraph of Rule 424(b) of the Securities Act, which prospectus supplement will set forth the number of New Common Shares sold to the Subscriber on such Settlement Date, the Share Issue Amount received by the Issuer and the compensation paid by the Issuer to the Subscriber with respect to sales of New Common Shares on such Settlement Date, and (ii) deliver such number of copies of each such prospectus supplement to or as directed by the Subscriber as may be requested by the Subscriber. Prior to the filling of any such prospectus supplement, the Subscriber shall be given a reasonable opportunity to review and reasonably approve such prospectus supplement.

5.2	No Trade

From the Share Issue Notice Date through Issue Reference Period, (i) the Subscriber shall not engage in any short sales or hedging transactions with respect to any of the New Common Shares to be issued on the succeeding Settlement Date through any trade of the Issuer’s Common Shares directly on the Market or any other market or exchange upon which Common Shares are then traded (except trades by the Subscriber’s affiliated banking and brokerage businesses on their own behalf and on behalf of their customers), and (ii) the Issuer shall not undertake any trade of the Issuer’s Common Shares directly on the Market or any other market or exchange upon which Common Shares are then traded.

5.3	Restriction on Share Issues

During each Issue Reference Period and each Minimum Time Interval, and except for (i) the issuance of Common Shares in accordance with terms of options or warrants issued prior to such Issue Reference Period or Minimum Time Interval, (ii) the issuance of options to employees, directors and consultants in the ordinary course of business pursuant to plans adopted prior to such

Issue Reference Period or Minimum Time Interval, (iii) the issuance of Common Shares upon the exercise or conversion of, and in accordance with the terms of, warrants and convertible notes issued prior to such Issue Reference Period or Minimum Time Interval, and (iv) the issuance of securities in connection with bona fide strategic partnership arrangements with pharmaceutical or biopharmaceutical companies specifically approved by the Issuer’s Board of Directors, the Issuer shall not issue, offer, lend, sell or contract to sell, place, pledge, create liens over, charge, assign, create any other security interest or equity over Common Shares, or issue options, warrants, derivative instruments or other instruments linked to or in respect of Common Shares, or otherwise dispose of, directly or indirectly, or announce an offering or sale of, any Common Shares or any other securities exchangeable for, convertible into, representing, or substantially similar to, Common Shares (or any interest therein or in respect thereof), or deposit any Common Shares in any depositary receipt program or enter into any transaction with an equivalent or comparable economic effect as, or agree to do, any of the foregoing, except with the prior written consent of the Subscriber.

5.4	Clear market

During each Minimum Time Interval, the Issuer shall not make any public announcement or communication or press release in relation to its business or its forecasts (other than a Share Issue Press Release, a Share Issue Prospectus Supplement or a Quarterly Fee Disclosure, each as defined below) that could, in its reasonable opinion, have a material effect on the Issuer’s share price, unless such announcement, communication or release is (in the good faith judgment of the Issuer’s Board of Directors and after consultation with counsel) required by applicable law or regulation. In addition, all communication by the Issuer or the Subscriber in connection with any Share Issue shall be mutually agreed upon by the parties in good faith, unless such communication is (in the good faith judgment of the disclosing party’s Board of Directors and after consultation with counsel) required by applicable law or regulation. Notwithstanding anything herein to the contrary, the Issuer shall under no circumstances make any public announcement relating to a Share Issue prior to the applicable Settlement Date without the prior written consent of the Subscriber, unless such announcement, communication or release is (in the good faith judgment of the Issuer’s Board of Directors and after consultation with counsel) required by applicable law or regulation. In the event that either the Issuer or the Subscriber determines that an announcement, communication or release of the type referred to in this paragraph is required by applicable law or regulation, the disclosing party shall consult with the other party a reasonable time prior to such announcement, communication or release as to the substance and circumstances thereof. Should the Issuer breach any of the commitments in this paragraph, the Issuer shall indemnify the Subscriber for any loss that the Subscriber may incur in connection with the resale of any New Common Shares purchased on the most recent Settlement Date.

5.5	Nasdaq Listing

The Issuer shall cause any New Common Shares issued under the Agreement to be listed and eligible for trading on the Nasdaq Stock Market as soon as practicable following each Settlement Date.

6.	SETTLEMENT

Settlement for sales of New Common Shares shall occur as soon as practicable on or after each Closing Date, but in any event no later than the second Business Day following each Closing Date, unless another date shall be agreed to by the Issuer and the Subscriber (each day upon which New Common Shares are actually delivered to the Subscriber in settlement of the notice provided to the Issuer on each Closing Date pursuant to Section 3.2, a “Settlement Date”). In the event that a Settlement Date shall not have occurred on or prior to the second Business Day following the related Closing Date for any reason other than a default by the Subscriber, such Settlement Date and the related Share Issue Notice shall automatically be canceled, and the Issuer must deliver a new Share Issue Notice in order to request a Share Issue.

On each Settlement Date, the New Common Shares shall be delivered by the Issuer to the Subscriber against payment of the applicable Share Issue Amount. Settlement for all New Common Shares shall be effected by free delivery of the New Common Shares to the Subscriber’s depositary account in return for the payment by the Subscriber of the applicable Share Issue Amount in same day funds delivered to an account designated by the Issuer. The Issuer shall deliver the New Common Shares through the facilities of Monte Titoli unless the Subscriber shall otherwise instruct.

The Subscriber shall be authorized to deduct from any payment made pursuant to the preceding paragraph any amount of fees or expenses payable pursuant to Article 8 accrued but unpaid, as well as (i) the Share Issue Fee in connection with the applicable Share Issue and (ii) any portion of a Commitment Fee that will become payable in connection with the applicable Share Issue on the last Business Day of the fiscal quarter in which such Share Issue occurs, provided that any such withheld portion of a Commitment Fee shall be held in an interest-bearing account by the Subscriber for the benefit of the Issuer until such fee becomes payable to the Subscriber pursuant to Article 8 (and any earnings received by the Subscriber on such amount shall be promptly paid over to the Issuer when such fee becomes payable).

If the Issuer shall default on its obligation to deliver the New Common Shares on any Settlement Date (including any date that would have been a Settlement Date absent such default), the Issuer shall (i) hold the Subscriber harmless against any loss, claim or damage arising from or as a result of such default by the Issuer and (ii) pay the Subscriber any fees (as contemplated by Article 8) to which it would otherwise be entitled absent such default. If the Subscriber breaches this Agreement by failing to deliver the applicable Share Issue Amount on any Settlement Date but New Common Shares are nevertheless delivered to the Subscriber on such Settlement Date, the Subscriber shall pay the Issuer interest the effective overnight federal funds rate for the period ending upon delivery of the applicable Share Issue Amount. If the Subscriber breaches this Agreement by failing to deliver the applicable Share Issue Amount on any Settlement Date (including any date that would have been a Settlement Date absent such default), and, as a result, the Issuer does not deliver New Common Shares to the Subscriber on such Settlement Date, the Subscriber shall hold the Issuer harmless against any loss, claim or damage arising from or as a result of such default by the Subscriber.

On each Settlement Date, the Issuer shall be deemed to have affirmed, as of such Settlement Date, each representation and warranty contained in this Agreement.

7.	COMMUNICATIONS

The Issuer shall (i) within four U.S. business days following the Effective Date, file a Current Report on Form 8-K attaching this Agreement as an exhibit and (ii) as soon as practicable following the Effective Date, file a prospectus supplement describing the plan of distribution contemplated by this Agreement. The form and content of such filings shall be mutually agreed upon by the parties.

All subsequent communication by the Issuer in connection with the issue of New Common Shares in accordance with this Agreement shall be mutually agreed upon by the parties, except that descriptive terms such as “equity line” shall be prohibited in all such communications. Notwithstanding the foregoing, (A) the Issuer shall inform the public of a Share Issue by means of (i) a press release, issued on, but not before, each Settlement Date substantially in the form of Exhibit 7(a) attached hereto (such press release, a “Share Issue Press Release”) and (ii) a prospectus supplement filed on, but not before, each Settlement Date substantially in the form of Exhibit 7(b) attached hereto (each such prospectus supplement, a “Share Issue Prospectus Supplement”), and (B) the Issuer shall disclose the payment of Commitment Fees under this Agreement for each fiscal quarter in its quarterly report on Form 10-Q for such fiscal quarter, in prospectus supplement filed with the Commission or in another manner that results in such information being incorporated by reference into the Registration Statement, within a reasonable period of time following the end of such fiscal quarter (each such disclosure, a “Quarterly Fee Disclosure”).

Notwithstanding the foregoing, the Issuer shall make (and the Subscriber shall reasonably approve) all public announcements in connection with the transactions contemplated by this Agreement required by the rules and regulations of the Commission, CONSOB, the Nasdaq Stock Market or Borsa Italiana SpA.

8.	FEES

The Issuer shall pay to the Subscriber fees structured as follows:

8.1	Advisory Fee

For services rendered to advise on the transactions contemplated hereby, and provided that the condition set forth in Section 4.3(b) shall have been satisfied on or prior to 31st July 2006, the Issuer shall pay to the Subscriber a fee equal to 800,000 EUR (excluding VAT) on 31st July 2006.

8.2	Share Issue Fee

On each Settlement Date, the Issuer shall pay to the Subscriber a fee (the “Share Issue Fee”) equal to 3.5% of the Share Issue Amount of the New Common Shares issued on such Settlement Date.

8.3	Commitment Fee

On a quarterly basis, and due on the last Business Day of each of the Issuer’s fiscal quarters, the Issuer shall pay to the Subscriber a fee (the “Commitment Fee”) equal to 2.0% of the aggregated Share Issue Amounts raised during the quarter then ended.

8.4	Out-of-Pocket Expenses

Upon demand by the Subscriber accompanied by justification, the Issuer shall promptly reimburse the Subscriber for all reasonable out-of-pocket expenses incurred by the Subscriber in connection with this Agreement and approved in good faith by the Issuer in advance, including, but not limited to, legal fees, counsel fees, stock exchange fees, taxes, and stamp duties. Notwithstanding the previous sentence, the maximum amount of legal fees the Issuer is obligated to reimburse during the Term of the Commitment shall be limited to EUR 75,000.

8.5	Payments

All payments contemplated by this Article 8 shall, if not deducted from a Share Issue Amount as contemplated by Article 6, be made in same day funds delivered to an account designated by the Subscriber.

9.	REPRESENTATIONS AND WARRANTIES

9.1	Subscriber

The Subscriber makes the representations and warranties set forth on Schedule A.

9.2	Issuer

The Issuer makes the representations and warranties set forth on Schedule B.

Any certificate signed by any officer of the Issuer and delivered to the Subscriber in connection with a Share Issue shall be deemed a representation and warranty by the Issuer, as to matters covered thereby, to the Subscriber; provided that no representation or warranty shall be deemed made by the Issuer as to information contained in or omitted from the Registration Statement in reliance upon and in conformity with written information furnished to the Issuer by the Subscriber specifically for inclusion therein, which information is specified in the last sentence of Section 11.1.

10.	COVENANTS

10.1	Covenants of the Issuer

The Issuer agrees with the Subscriber:

(a)	The Issuer shall notify the Subscriber promptly following the time when any subsequent amendment to the Registration Statement has become effective or any subsequent supplement to the Prospectus (including a free writing prospectus), not including an amendment or supplement solely by virtue of incorporation by reference, has been filed. The Issuer shall prepare and file with the Commission, promptly upon the Subscriber’s request, any amendments or supplements to the Registration Statement or the Prospectus that, in the Subscriber’s reasonable opinion, may be necessary or advisable in connection with the offering of the New Common Shares by the Subscriber. The Issuer shall file promptly all reports and any definitive proxy or information statements required to be filed by the Issuer with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act or with any government or regulatory body pursuant to the laws of Italy or the rules and regulations of CONSOB or the Market. The Issuer shall cause each amendment or supplement to the Prospectus to be filed with the Commission as required pursuant to the applicable paragraph of Rule 424(b) of the Securities Act or, in the case of any document to be incorporated therein by reference, to be filed with the Commission as required pursuant to the Exchange Act, within the prescribed time period.

(b)

The Issuer shall retain in accordance with Commission rules and regulations all free writing prospectuses not required to be filed pursuant to such rules and regulations; and if at any time after the date hereof any events shall have occurred as a result of which any free writing prospectus, as then amended or supplemented, would conflict with the information in the Registration Statement or the Prospectus or would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or, if for any other reason it shall be necessary to amend or supplement any free writing prospectus, to notify the Subscriber and, upon its request, to file such document and furnish without charge to the Subscriber a copy of an amended or supplemented free writing prospectus that will correct such conflict, statement or omission or effect such compliance.

(c)	The Issuer shall promptly advise the Subscriber of any request by the Commission for any amendment or supplement to the Registration Statement or the Prospectus or for additional information with respect thereto or of notice of institution of proceedings for or the entry of a stop order suspending the effectiveness of the Registration Statement by the Commission and, if the Commission should enter a stop order suspending the effectiveness of the Registration Statement, use its best efforts to obtain the lifting or removal of such order as soon as possible. The Issuer shall promptly advise the Subscriber of any proposal to amend or supplement (including through a free writing prospectus) the Registration Statement or Prospectus, including by filing any documents that would be incorporated therein by reference, and to file no such amendment or supplement (including a free writing prospectus) to which the Subscriber shall object in writing.

(d)	The Issuer shall make available to the Subscriber, and from time to time furnish to the Subscriber, copies of the Prospectus (or the Prospectus as amended or supplemented if the Issuer shall have made any amendments or supplements (including a free writing prospectus)) in such quantities and at such locations as the Subscriber may reasonably request for the purposes contemplated by the Securities Act, which Prospectus and any amendments or supplements thereto furnished to the Subscriber will be materially identical to the version created to be transmitted to the Commission for filing via EDGAR, except to the extent permitted by Regulation S-T. For so long as this Agreement is in effect, the Issuer shall prepare and file promptly such amendments or supplements to the Registration Statement and the Prospectus as may be necessary to comply with the requirements of Section 10(a)(3) of the Securities Act.

(e)	The Issuer shall promptly notify the Subscriber upon the happening of any event known to the Issuer which, in the reasonable judgment of the Issuer, would require the making of any change in the Prospectus then being used, or in the information incorporated by reference therein, so that the Prospectus would not include an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and, during such time period, to prepare and file with the Commission, at the Issuer’s expense, such amendments or supplements to such Prospectus as may be necessary to reflect any such change and to furnish the Subscriber with a copy of such proposed amendment or supplement before filing any such amendment or supplement with the Commission and thereafter promptly to furnish, at the Issuer’s expense, to the Subscriber, copies in such quantities and at such locations as the Subscriber may from time to time reasonably request of an appropriate amendment to the Registration Statement or supplement to the Prospectus so that the Prospectus as so amended or supplemented (i) will reflect such change, (ii) will not, in the light of the circumstances when it is so delivered, be misleading and (iii) will comply with applicable securities laws. During the period between the happening of any such event and the delivery to the Subscriber of such amendment of supplement, the Issuer shall not be entitled to deliver Share Issue Notice, and any pending Share Issue Notice for which a Settlement Date has not yet occurred shall automatically be cancelled.

(f)	The Issuer shall furnish such information as may be required and otherwise to cooperate in qualifying the New Common Shares for offering and sale under the securities laws of Italy and to maintain such qualifications in effect so long as required for the distribution of the New Common Shares. The Issuer shall promptly advise the Subscriber of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the New Common Shares for sale in Italy or the initiation or threatening of any proceeding for such purpose.

(g)	Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Issuer shall pay all of its costs, expenses, fees and taxes incident to and in connection with (i) the authorization, issuance, sale and delivery of the New Common Shares and any stamp duties or other taxes payable in that connection, and the preparation and printing of certificates for the New Common Shares; (ii) the preparation, printing and filing under the Securities Act of the Registration Statement (including any exhibits thereto), the Prospectus, any free writing prospectus and any amendment or supplement thereto; (iii) the distribution of the Registration Statement (including any exhibits thereto), the Prospectus, any free writing prospectus and any amendment or supplement thereto, or any document incorporated by reference therein, all as provided in this Agreement; (iv) the inclusion of the New Common Shares on the Market and the NASDAQ Stock Market and/or any exchange; (v) the qualification of the New Common Shares under the securities laws of Italy; and (vi) all other costs and expenses incident to the performance of the obligations of the Issuer under this Agreement.

(h)	The Issuer shall apply the net proceeds from the sale of the New Common Shares in the manner set forth in the Prospectus.

(i)	At any time during the term of this Agreement, as supplemented from time to time, the Issuer shall advise the Subscriber immediately after it shall have received notice or obtained knowledge thereof, of any information or fact that would alter or affect any opinion, certificate, letter or other document provided to the Subscriber pursuant to this Agreement, provided that the Issuer shall have no obligation to notify the Subscriber when the Registration Statement has been amended or the Prospectus has been supplemented solely by virtue of incorporation by reference.

(j)	The Issuer shall use its best efforts to cause the New Common Shares to be listed on the Market and to maintain such listing and to file with the Market all documents and notices required by CONSOB or the Market of companies that have securities that are listed on the Market.

(k)	The Issuer shall engage and maintain, at its expense, a registrar and transfer agent in Italy for the Common Shares.

(l)	The Issuer shall not (i) take, directly or indirectly, any action designed to stabilize or manipulate the price of any security of the Issuer, or which may cause or result in, or which might in the future reasonably be expected to cause or result in, the stabilization or manipulation of the price of any security of the Issuer, to facilitate the sale or resale of any of the New Common Shares, (ii) sell, bid for, purchase or pay any person (other than as contemplated by the provisions of this Agreement) any compensation for soliciting purchases of the New Common Shares, or (iii) pay or agree to pay to any person any compensation for soliciting any order to purchase any other securities of the Issuer other than as contemplated by the provisions of this Agreement.

(m)	The Issuer shall comply with all of the provisions of any undertakings in the Registration Statement.

(n)

The Issuer shall cause Stonefield Josephson, Inc. to deliver, within 10 Business Days after each occasion upon which the Issuer files its quarterly report on Form 10-Q for its first or third fiscal quarter during the term of this Agreement, in form and substance satisfactory to the Subscriber, confirming that Stonefield Josephson, Inc. is an independent registered public accounting firm within the meaning of the Securities Act and the rules and regulations of the Public Company Accounting Oversight Board and is in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission; stating that in their opinion the financial statements and schedules included or incorporated by reference in the Registration Statement and the Prospectus as of the date of such letter comply in form in all material respects with the applicable accounting requirements of the Securities Act and containing such other statements and information as is ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial and statistical information included or incorporated by reference in the Registration Statement as of the date of such letter.

(o)	The Issuer shall not deliver a Share Issue Notice on any date if each of the conditions set forth in Section 4.1 are not fulfilled as of such date.

(p)	The Issuer shall comply with all applicable laws in connection with the transactions contemplated by this Agreement.

10.2	Covenants of the Subscriber

(a)	The Subscriber shall not make any offer relating to the transactions contemplated by this Agreement that would constitute a free writing prospectus without the prior written consent of the Issuer.

(b)	The Subscriber shall comply with all applicable laws in connection with the transactions contemplated by this Agreement.

11.	INDEMNIFICATION AND CONTRIBUTION

11.1	Indemnification of Subscriber

The Issuer shall indemnify and hold harmless the Subscriber, its directors, officers and employees and each person, if any, who controls the Subscriber within the meaning of Section 15 of the Securities Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of New Common Shares), to which the Subscriber, director, officer, employee or controlling person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus or the Time of Sale Information or (B) any other document prepared or executed by the Issuer (or based upon any written information furnished by the Issuer for use therein) specifically for the purpose of qualifying any or all of the New Common Shares under the securities laws or regulations of Italy and its securities markets (any such application, document or information being hereinafter called a “Qualifying Application”), (ii) the omission or alleged omission to state in the Registration Statement, the Prospectus, the Time of Sale Information or any Qualifying Application, any material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any act or failure to act or any alleged act or failure to act by the Subscriber in connection with, or relating in any manner to, the New Common Shares or the offering contemplated hereby, and which is included as part of or referred to in any loss, claim, damage, liability or action arising out of or based upon matters covered by clause (i) or (ii) above (provided that the Issuer shall not be liable under this clause (iii) to the extent that it is determined in a final judgment by a court of competent jurisdiction that such loss, claim, damage, liability or action resulted directly from any such acts or failures to act undertaken or omitted to be taken by the Subscriber through its gross negligence or willful misconduct), and shall reimburse the Subscriber and each such director, officer, employee or controlling person promptly upon demand for any legal or other out-of-pocket expenses reasonably incurred by the Subscriber, director, officer, employee or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Issuer shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Prospectus, the Time of Sale Information or any Qualifying Application, in reliance upon and in conformity with written information furnished to the Issuer by the Subscriber specifically for inclusion therein, which information consists solely of the information specified in the last sentence of this Section 11.1. The foregoing indemnity agreement is in addition to any liability which the Issuer may otherwise have to the Subscriber or to any director, officer, employee or controlling person of the Subscriber.

The Subscriber confirms and the Issuer acknowledges and agrees that the statements in the second, third and fourth paragraphs and the first two sentences of the first paragraph under the caption “Plan of Distribution-Sale of Our Shares by Société Générale” in the Prospectus are correct and constitute the only information concerning the Subscriber furnished in writing to the Issuer by or on behalf of the Subscriber specifically for inclusion in the Registration Statement, the Prospectus, the Time of Sale Information or any Qualifying Application.

11.2	Indemnification of Issuer

The Subscriber shall indemnify and hold harmless the Issuer, its directors, officers and employees, and each person, if any, who controls the Issuer within the meaning of Section 15 of the Securities Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof, to which the Issuer or any such director, officer, employee or controlling person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus, the Time of Sale Information or any Qualifying Application, or (ii) the omission or alleged omission to state in the Registration Statement, the Prospectus, the Time of Sale Information or any Qualifying Application, any material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Issuer by the Subscriber specifically for inclusion therein, which information is limited to the information set forth in the last sentence of Section 11.1. The foregoing indemnity agreement is in addition to any liability that the Subscriber may otherwise have to the Issuer or any such director, officer, employee or controlling person.

11.3	Procedure

Promptly after receipt by an indemnified party under this Article 11 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Article 11, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have under this Article 11 except to the extent it has been materially prejudiced by such failure and, provided further, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to an indemnified party otherwise than under this Article 11.

If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party.

After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Article 11 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the Subscriber shall have the right to employ counsel to represent jointly the Subscriber and its respective directors, officers, employees and controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Subscriber against the Issuer under this Article 11 if (i) the Issuer and the Subscriber shall have so mutually agreed; (ii) the Issuer has failed within a reasonable time to retain counsel reasonably satisfactory to the Subscriber; (iii) the Subscriber and its directors, officers, employees and controlling persons shall have reasonably concluded that there may be legal defenses available to them that are different from or in addition to those available to the Issuer; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Subscriber or its respective directors, officers, employees or controlling persons, on the one hand, and the Issuer, on the other hand, and representation of both sets of parties by the same counsel would be inappropriate due to actual or potential differing interests between them, and in any such event the fees and expenses of such separate counsel shall be paid by the Issuer.

No indemnifying party shall (i) without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and does not include any findings of fact or admissions of fault or culpability as to the indemnified party, or (ii) be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with the consent of the indemnifying party or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

11.4	Contribution

If the indemnification provided for in this Article 11 shall for any reason be unavailable to or insufficient to hold harmless an indemnified party under Section 11.1 or Section 11.2 in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, (i) in such proportion as shall be appropriate to reflect the relative benefits received by the Issuer, on the one hand, and the Subscriber, on the other, from the offering of the New Common Shares or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Issuer, on the one hand, and the Subscriber, on the other, with respect to the statements or omissions that resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations.

The relative benefits received by the Issuer, on the one hand, and the Subscriber, on the other, with respect to such offering shall be deemed to be in the same proportion as the total net proceeds from the offering of the New Common Shares purchased under this Agreement (before deducting expenses) received by the Issuer on the one hand, and the total compensation received by the Subscriber with respect to the shares of the New Common Shares purchased under this Agreement on the other hand.

The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Issuer or the Subscriber, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Issuer and the Subscriber agree that it would not be just and equitable if contributions pursuant to this Section 11.4 were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein.

The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section 11.4 shall be deemed to include, for purposes of this Section 11.4, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim (except to the extent that such expenses would not have been subject to indemnification under Section 11.3).

Notwithstanding the provisions of this Section 11.4, the Subscriber shall not be required to contribute any amount in excess of the amount by which the net proceeds from the sale of the New Common Shares it purchased exceeds the amount of any damages that the Subscriber has otherwise paid or become liable to pay by reason of any untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

12.	EVENT OF DEFAULT

The following events will constitute events of default (“Event of Default”) under the Agreement:

(a)	Any amount due and payable by the Issuer in connection with the Agreement is not paid when due.

(b)	The Issuer is in material breach of any of obligations under this Agreement as of the date a demand is made by the Subscriber under the second paragraph of Article 13.

(c)	Any representation or warranty made by the Issuer in this Agreement is untrue in any material respect as of the date a demand is made by the Subscriber under the second paragraph of Article 13.

(d)	An “event of default” (including any event that would permit the holder of any indebtedness to accelerate the maturity thereof) occurs under indebtedness for borrowed money of the Issuer.

(e)	Any consent or authorization required in order to enable the Issuer to perform its obligations under this Agreement becomes invalid or is not obtained.

(f)	A material change occurs in the condition (financial or otherwise), results of operations, stockholders’ equity, properties, business or prospects of the Company and its subsidiaries taken as a whole which materially and adversely affects the Issuer’s ability to perform its obligations under this Agreement.

(g)	The Company or any of its subsidiaries, pursuant to or within the meaning of Title 11 of the United States Code or any similar law of any jurisdiction for the relief of debtors (each, a “Bankruptcy Law”) (1) commences a voluntary case in bankruptcy or any other action or proceeding for any other similar relief under any Bankruptcy Law, (2) consents by answer or otherwise to the commencement against it of an involuntary case of bankruptcy, (3) seeks or consents to the appointment of a receiver, trustee, assignee, liquidator, custodian or similar official (collectively, a “Custodian”) of it or for all or substantially all of its assets, (4) makes a general assignment for the benefit of its creditors, or (5) generally is unable to pay its debts as its debts become due; or a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (1) is for relief against the Company in an involuntary case of bankruptcy against the Company, (2) appoints a Custodian of the Company for all or substantially all of its assets, or (3) orders the liquidation of the Company, and the order remains unstayed and in effect for 45 days, or any dismissal, stay rescission or termination thereof ceases to remain in effect.

(h)	The Common Shares are de-listed from the Market or proceedings for such purpose are commenced or threatened.

(i)	The Registration Statement ceases to be effective or the Subscriber is for any other reason unable to purchase and re-sell on the Market New Common Shares under the Registration Statement and using the Prospectus.

(j)	The Issuer is required under any applicable law, rule or regulation to make a public announcement relating to a Share Issue prior to the applicable Settlement Date.

13.	TERMINATION

Upon occurrence of an Event of Default, the Subscriber shall have the right to demand that such Event of Default be remedied by the Issuer. If the Subscriber so demands, the Issuer shall have one

(1) month from the date of the demand to remedy the Event of Default, after which period, if the Event of Default shall not have been so remedied, this Agreement shall automatically terminate. In addition, if the condition set forth in Section 4.3(b) shall not have been satisfied on or prior to 31st July 2006, this Agreement shall automatically terminate on 31st July 2006. Any termination of this Agreement shall be without liability of any party to any other party except that the provisions of (i) Articles 1 through 6 and 10 of this Agreement, with respect only to any pending Share Issue, and (ii) Articles 7, 8, 11, 13 and 14 of this Agreement, shall remain in full force and effect notwithstanding such termination.

Nothing in this Article 13 shall relieve any party to this Agreement of liability for any breach of this Agreement prior to its termination.

14.	MISCELLANEOUS

14.1	Notices

All statements, demands, requests, notices and agreements hereunder shall be in writing, and shall be delivered or sent both by facsimile transmission and electronic mail with a return receipt:

if to the Subscriber, to Société Générale, Tour Société Générale 17 Cours Valmy 92987 PARIS LA DEFENSE Cedex FRANCE to the attention of:

(i)	Thierry du BOISLOUVEAU

thierry.du-boislouveau@sgcib.com

Fax number: +33 1 42 13 47 70

Phone number: +33 1 42 13 30 66

(ii)	Stefano BONZANO

stefano.bonzano@socgen.com

Fax number: +33 1 42 14 47 70

Phone number: +33 1 42 13 39 37

if to the Issuer, to Cell Therapeutics, Inc., 501 Elliott Avenue West, Suite 400, Seattle, WA 98119, at the attention of:

James BIANCO

jbianco@ctiseattle.com

Fax number: — (206) 272-4397

Phone number: (206) 282-7100

Copied to O’Melveny & Myers LLP, Embarcadero Center West, 275 Battery Street, San Francisco, CA 94111, at the attention of:

Michael KENNEDY

mjkennedy@omm.com

Fax number: (415) 984-8701

Phone number: (415) 984-8700

Any such statements, demands, requests, notices and agreements shall take effect upon receipt thereof.

14.2	Successors

This Agreement shall not be assignable or otherwise transferable by a party without the prior written consent of the other parties.

14.3	Entire Agreement

This Agreement constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard of the subject matter hereof.

14.4	Taxes

All payments to be made under the Agreement shall be made free and clear of any tax, levy, duty, stamp duties and registration duties of whatsoever nature. Should any payee under this Agreement be required to pay any tax, levy, duty, stamp duties or registration duties of which a payment was to be made free and clear under the preceding sentence, the payor shall indemnify the payee up to the amount it has been required to pay in respect of such tax, levy, duty, stamp duties or registration duties.

14.5	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the Republic of Italy, except where mandatorily governed by other laws, and each of the parties irrevocably submits to the jurisdiction of the Court of Milan, which shall have non exclusive jurisdiction to hear and decide any suit, action, dispute or proceeding relating to this Agreement.

14.6	No Fiduciary Duty

The Issuer acknowledges and agrees that in connection with this Agreement or any other services the Subscriber may be deemed to be providing hereunder, notwithstanding any preexisting relationship, advisory or otherwise, between the parties or any oral representations or assurances previously or subsequently made by the Subscriber: (i) no fiduciary or agency relationship between the Issuer and any other person, on the one hand, and the Subscriber, on the other, exists; (ii) the Subscriber is not acting as an expert advisor to the Company, including, without limitation, and the relationship between the Issuer, on the one hand, and the Subscriber, on the other, is entirely and solely commercial, based on arms-length negotiations; (iii) any duties and obligations that the Subscriber may have to the Issuer shall be limited to those duties and obligations specifically stated herein; and (iv) the Subscriber and its affiliates may have interests that differ from those of the Issuer. The Issuer hereby waives any claims that the Issuer may have against the Subscriber with respect to any breach of fiduciary duty in connection with this offering.

14.7	Persons Entitled to Benefit of Agreement

This Agreement shall inure to the benefit of and be binding upon the Subscribe, the Issuer and their respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that (A) the representations, warranties, indemnities and agreements of the Issuer contained in this Agreement shall also be deemed to be for the benefit of the directors, officers and employees of the Subscriber and each person or persons, if any, who controls the Subscriber within the meaning of Section 15 of the Securities Act and (B) the representations, warranties, indemnities and agreements of the Subscriber contained in this Agreement shall be deemed to be for the benefit of the directors of the Issuer, the officers of the Issuer who have signed the Registration Statement and any person controlling the Issuer within the meaning of Section 15 of the Securities Act. Nothing in this Agreement is intended or shall be construed to give any person, other than the persons referred to in this Section 14.8, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

[SIGNATURE PAGE TO FOLLOW]

Dated as of June 21, 2006, and signed in two originals.

Cell Therapeutics, Inc.	SOCIÉTÉ GÉNÉRALE

/S/ JAMES A. BIANCO	/S/ THIERRY DU BOISLOUVEAU
Represented by: James A. BIANCO	Represented by: Thierry du BOISLOUVEAU

Title: President and Chief Executive Officer	Title: Legal Representative

Schedule A

Representations and Warranties of the Subscriber

(a) The Subscriber has full power under its constitutive documents and applicable law, and all authorizations, approvals, consents and licenses required by it have been unconditionally obtained and are in full force and effect, to permit it to enter into and perform this Agreement; and this Agreement has been duly authorized, executed and delivered by it and, assuming the due authorization, execution and delivery of this Agreement by the Issuer, is a valid and binding agreement of it enforceable in accordance with its terms.

(b) The purchase and subscription by the Subscriber of the New Common Shares and the compliance by it with all of the provisions of this Agreement, as well as the consummation of the transactions herein contemplated, do not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a material default under any agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or its property or assets.

(c) The Subscriber is an institutional investor organized under the laws of France meeting the definition of a “qualified operator” within the meaning of CONSOB Regulation 11522 of July 1, 1998, as amended.

Schedule B

Representations and Warranties of the Issuer

(a) The Issuer was not at the time of initial filing of the Registration Statement, is not on the date hereof and will not be on the applicable Settlement Date an “ineligible issuer” (as defined in Rule 405 under the Securities Act promulgated by the Commission). The Issuer has been since the time of initial filing of the Registration Statement and continues to be eligible to use Form S-3 for the offering of New Common Shares contemplated by this Agreement.

(b) The Registration Statement and the Prospectus conform in all material respects to the requirements of the Securities Act. The documents incorporated by reference in Prospectus conformed in all material respects to the requirements of the Exchange Act or the Securities Act, as applicable, and the rules and regulations of the Commission thereunder.

(c) The Registration Statement does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Registration Statement in reliance upon and in conformity with written information furnished to the Issuer by the Subscriber specifically for inclusion therein, which information is specified in the last sentence of Section 11.1.

(d) The Prospectus did not as of its date, and does not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Prospectus in reliance upon and in conformity with written information furnished to the Issuer by the specifically for inclusion therein, which information is specified in the last sentence of Section 11.1.

(e) The Time of Sale Information will not, as of the applicable Time of Sale, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Time of Sale Information in reliance upon and in conformity with written information furnished to the Issuer by the Subscriber specifically for inclusion therein, which information is specified in the last sentence of Section 11.1.

(f) Each free writing prospectus prepared by or on behalf of the Issuer or used or referred to by the Issuer in connection with the offering of New Common Shares contemplated by this Agreement conformed or will conform in all material respects to the requirements of the Securities Act and Commission rules and regulations on the date of first use, and the Issuer has complied or will comply with any filing requirements applicable to such free writing prospectus pursuant to Commission rules and regulations. The Issuer has not made any offer relating to the transactions contemplated by this Agreement that would constitute a free writing prospectus without the prior written consent of the Subscriber. The Issuer has retained in accordance with Commission rules and regulations all free writing prospectuses prepared by or on behalf of the Issuer or used or referred to by the Issuer in connection with the offering of New Common Shares contemplated by this Agreement that were not required to be filed pursuant to Commission rules and regulations.

(g) The Issuer has not distributed and will not distribute any offering material in connection with the offering and sale of New Common Shares contemplated hereby other than any the Prospectus, any free writing prospectus to which the Subscriber has consented in writing and any other communication made in accordance with Section 5.4 and Article 7.

(h) Each of the Issuer and its subsidiaries has been duly organized, is validly existing and in good standing as a corporation or other business entity under the laws of its jurisdiction of organization and is duly qualified to do business and in good standing as a foreign corporation or other business entity in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such qualification, except where the failure to be so qualified or in good standing would not, in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), results of operations, stockholders’ equity, properties, business or prospects of the Issuer and its subsidiaries taken as a whole (a “Material Adverse Effect”); each of the Issuer and its subsidiaries has all power and authority necessary to own or hold its properties and to conduct the businesses in which it is engaged.

(i) The New Common Shares to be issued and sold by the Issuer to the Subscriber hereunder have been duly authorized and, upon payment and delivery in accordance with this Agreement, will be validly issued, fully paid and non-assessable, will conform to the description thereof contained or incorporated by reference in the Prospectus, will be issued in compliance with federal and state securities laws and will be free of statutory and contractual preemptive rights, rights of first refusal and similar rights.

(j) The Issuer has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by the Issuer.

(k) No consent, approval, authorization or order of, or filing or registration with, any court or governmental agency or body having jurisdiction over the Issuer or any of its subsidiaries or any of their properties or assets is required for the execution, delivery and performance of this Agreement by the Issuer, the consummation of the transactions contemplated hereby in the Prospectus. The performance by the Issuer of its obligations under this Agreement and any Share Issue Notice does not violate any applicable law or regulation.

(l) The Issuer has obtained all required approvals and such approvals are in full force and effect so that New Common Shares (including, at each Share Issue Notice Date and each Settlement Date, the relevant New Common Shares) may be issued to the Subscriber in accordance with the provisions of the Agreement and shall, upon issue, be admitted to listing on the Market.

(m) The Issuer has not sold or issued any securities that would be integrated with the offering of New Common Shares contemplated by this Agreement pursuant to the Securities Act.

(n) Neither the Issuer nor any of its subsidiaries has sustained, since the most recent Settlement Date (or, in the case of the Effective Date or the first Settlement date, the Effective Date), any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, and since such date, there has not been any change in the assets, capital stock or long-term debt of the Issuer or any of its subsidiaries or any adverse change, or any development involving a prospective adverse change, in or affecting the condition (financial or otherwise), results of operations, stockholders’ equity, properties, management, business or prospects of the Issuer and its subsidiaries taken as a whole, in each case except as would not, in the aggregate, (A) reasonably be expected to have a Material Adverse Effect, or (B) make it, in the judgment of the Subscriber, impracticable or inadvisable to proceed with the transactions contemplated by this Agreement on the terms and in the manner contemplated in the Registration Statement.

(o) Since the date as of which information is given in Prospectus, the Issuer has not (i) incurred any material liability or obligation, direct or contingent, other than liabilities and obligations that were incurred in the ordinary course of business, (ii) entered into any material transaction not in the ordinary course of business or (iii) declared or paid any dividend on its capital stock.

(p) The financial statements (including the related notes and supporting schedules) included or incorporated by reference in the Prospectus comply as to form in all material respects with the requirements of Regulation S-X under the Securities Act and present fairly in all material respects the financial condition, results of operations and cash flows of the entities purported to be shown thereby at the dates and for the periods indicated and have been prepared in conformity with accounting principles generally accepted in the United States applied on a consistent basis throughout the periods involved.

(q) Except as disclosed in the Registration Statement as it existed on the most recent Settlement Date (or in the case of the Effective Date or the first Settlement Date, on the Effective Date), there are no legal or governmental proceedings, investigations or inquiries pending to which the Issuer or any of its subsidiaries is a party or of which any property or assets of the Issuer or any of its subsidiaries is the subject that would, in the aggregate, (A) reasonably be expected to have a Material Adverse Effect or (B) make it, in the judgment of the Subscriber, impracticable or inadvisable to proceed with the transactions contemplated by this Agreement on the terms and in the manner contemplated in the Registration Statement, or could, in the aggregate, reasonably be expected to have a material adverse effect on the performance of this Agreement or the consummation of the transactions contemplated hereby; and to the Issuer’s knowledge, no such proceedings, investigations or inquiries are threatened or contemplated by governmental authorities or others. For the avoidance of doubt, a failure of the foregoing representation and warranty to be true and correct may be caused by adverse developments occurring after the most recent Settlement Date (or in the case of the Effective Date or the first Settlement Date, the Effective Date) with respect to legal or governmental proceedings, investigations or inquiries that were disclosed in the Registration Statement as it existed on such date.

(r) The Issuer has not given any information to the Subscriber that remains material and non-public.

(s) The Issuer does not have knowledge of any facts or circumstances relating to it or to any Share Issue (other than the fact that New Common Shares will be issued and sold to Subscriber on a particular date pursuant to this Agreement) that would, if publicly known, have a material effect on the trading price of the Common Shares, nor does it know of any circumstance or event that is reasonably likely to occur in the following ten days (including, without limitation, the Issuer’s receipt of clinical trial results or communications from a regulatory agency) that, if publicly announced, could reasonably be expected to have a material effect on the trading price of the Common Shares.

(t) The authorized, issued and outstanding capital stock of the Issuer is as set forth in the Prospectus. Except as disclosed in the Prospectus, all of the issued and outstanding shares of capital stock of the Issuer are fully paid and non-assessable and have been duly and validly authorized and issued, in compliance with all applicable federal, state and foreign securities laws and are not in violation of or subject to any preemptive or similar right that does or will entitle any person, upon the issuance or sale of any security, to acquire from the Issuer any Common Shares or other security of the Issuer or any security convertible into, or exercisable or exchangeable for, Common Shares or any other such security.

(u) Except as disclosed in, and as of the date or dates disclosed in, the Prospectus, neither the Issuer nor any of its subsidiaries has outstanding warrants, options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, or any contracts or commitments to issue or sell, any Common Shares or other security of the Issuer or any of its subsidiaries or any security convertible into, or exercisable or exchangeable for, Common Shares or any other such security.

(v) The Issuer’s subsidiaries are the only “significant subsidiaries” of the Issuer within the meaning of Regulation S-X promulgated under the Securities Act. All of the issued shares of capital stock of or other ownership interests in the Issuer’s subsidiaries have been duly and validly authorized and issued and are fully paid and non-assessable and are owned directly or indirectly by the Issuer free and clear of any lien, charge, mortgage, pledge, security interest, claim, equity, trust or other encumbrance, preferential arrangement, defect or restriction of any kind whatsoever (any “Lien”).

(w) The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with, require consent under, or result in a breach of any of the terms and provisions of, or constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) under, violate or result in the creation or imposition of any Lien upon any property or assets of the Issuer or any of its subsidiaries pursuant to, (i) any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant, instrument, franchise, license or permit to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries or their respective properties, operations or assets may be bound; (ii) any provision of the certificate or articles of incorporation, bylaws or other organizational documents of the Issuer or any of its subsidiaries; or (iii) any law, rule, regulation, ordinance, directive, judgment, decree or order of any judicial, regulatory or other legal or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer, any of its subsidiaries or any of its or their properties; except, in the case of clauses (i) and (iii) above, as have been or will be obtained or could not reasonably be expected to have a Material Adverse Effect.

(x) Each of the Issuer and its subsidiaries has such permits, licenses, consents, exemptions, franchises, authorizations and other approvals (each, a “Consent”) of, and has made all filings with and given all notices to, all governmental or regulatory authorities and self-regulatory organizations and all courts and other tribunals as are necessary to own, lease, license and operate its respective properties and to conduct its business, and, in all material respects complying therewith, except where the failure to have any such Consent or to make any such filing or notice would not, singly or in the aggregate, have a Material Adverse Effect. Each of the Issuer and its subsidiaries is in compliance in all material respects with the rules, regulations and applicable laws and orders of the authorities and governing bodies having jurisdiction with respect thereto; and no event has occurred (including, without limitation, the receipt of any notice from any authority or governing body) that would result in or, after notice or lapse of time or both, would result in, revocation, suspension or termination of any such Consent or would result in or, after notice or lapse of time or both, would result in any other impairment of the rights of the holder of any such Consent; except where such failure to be in compliance or the occurrence of any such event or the presence of any such restriction would not, singly or in the aggregate, have a Material Adverse Effect.

(y) The Issuer and each of its subsidiaries maintain a system of internal accounting and other controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with United States generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accounting for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(z) Except as disclosed in the Prospectus, no relationship, direct or indirect, exists between or among the Issuer or any affiliate of the Issuer, on the one hand, and any director, officer, stockholder, customer or supplier of the Issuer or any affiliate of the Issuer, on the other hand, which is required by the Exchange Act to be described in the Prospectus, that is not so described and described as required in such reports.

(aa) Each of the Issuer and its subsidiaries owns or leases all such properties as are necessary to the conduct of its businesses as presently operated and as proposed to be operated as described in the Prospectus. The Issuer and each of its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by it, in each case free and clear of all Liens except such as are described in the Prospectus or such as could not reasonably be expected to have a Material Adverse Effect; and any real property and buildings held under lease or sublease by the Issuer and any of its subsidiaries are held by them under valid, subsisting and enforceable leases or subleases with such exceptions as are not material to, and do not interfere with, the use made and proposed to be made of such property and buildings by the Issuer and such Subsidiary.

(bb) The Issuer and each of its subsidiaries owns, licenses or possesses all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in the connection with the business now operating by them that are necessary for the conduct of the business (“Intellectual Property”) of the Issuer and the Issuer’s subsidiaries, except where failure to own, license or possess or otherwise to be able to acquire such intellectual property would not singly, or in the aggregate, have a Material Adverse Effect. To the knowledge of the Issuer, the Intellectual Property does not infringe on or conflict with the rights or intellectual property of third parties, and neither the Issuer nor any of its subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property that, singly or in the aggregate, if the subject of unfavorable decision, ruling or finding, would have a Material Adverse Effect, in each case except as described in the Prospectus as it existed on the most recent Settlement Date (or, in the case of the Effective Date or the first Settlement date, on the Effective Date).

(cc) Each of the Issuer and its subsidiaries has prepared and timely filed all federal, state, local, foreign and other material tax returns that are required to be filed by it and has paid or made provision for the payment of all taxes, assessments, governmental or other similar charges, including, without limitation, all material sales and use taxes and all taxes which the Issuer or the Subsidiary is obligated to withhold from amounts owing to employees, creditors and third parties, with respect to the periods covered by such tax returns (whether or not such amounts are shown as due on any tax return). There is no tax Lien, whether imposed by any federal, state, local, foreign or other taxing authority, outstanding against the assets, properties or business of the Issuer or any of its subsidiaries.

(dd) To the Issuer’s knowledge, no organizational effort currently is being made or threatened by or on behalf of any labor union to organize any employees of either the Issuer or any of its subsidiaries, and there is no threatened, imminent or current labor strike, dispute or organized work stoppage in effect by the employees of either the Issuer or any of its subsidiaries which could have or result in a Material Adverse Effect.

(ee) No “prohibited transaction” (as defined in either Section 406 of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”)), “accumulated funding deficiency” (as defined in Section 302 of ERISA) or other event of the kind described in Section 4043(b) of ERISA (other than events with respect to which the 30-day notice requirement under Section 4043 of ERISA has been waived) has occurred with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) for which the Issuer or any of its subsidiaries would have any liability; each employee benefit plan (as defined in Section 3(3) of ERISA) for which the Issuer or any of its subsidiaries would have any liability is in compliance in all material respects with applicable law, including, without limitation, ERISA and the Code; the Issuer has not incurred and does not expect to incur material liability under Title IV of ERISA with respect to the termination of, or withdrawal from, any “pension plan” (as defined in Section 3(2)); and each pension plan (as defined in Section 3(2)) for which the Issuer would have any material liability that is intended to be qualified under Section 401(a) of the Code is so qualified and, to the Issuer’s knowledge, nothing has occurred, whether by action or by failure to act, which could cause the loss of such qualification.

(ff) Each of the Issuer and its subsidiaries is in compliance in all material respects with all rules, laws and regulations relating to the use, treatment, storage and disposal of toxic substances and protection of health or the environment (“Environmental Law”) that are applicable to its business; (ii) neither the Issuer nor any of its subsidiaries has received any written notice from any governmental authority or third party of an asserted claim under Environmental Laws; (iii) each of the Issuer and its subsidiaries has received all permits, licenses and other approvals required of it under applicable Environmental Laws to conduct its business and is in compliance with all terms and conditions of any such permit, license or approval; (iv) to the Issuer’s knowledge, no facts currently exist that will require the Issuer or its subsidiaries to make future material capital expenditures to comply with Environmental Laws; and (v) no property which is or has been owned, leased or occupied by the Issuer or its subsidiaries has been designated as a Superfund site pursuant to the Comprehensive Environmental Response, Compensation of Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.) (“CERCLA”) or otherwise designated as a contaminated site under applicable state or local law. Neither the Issuer nor any of its subsidiaries has been named as a “potentially responsible party” under the CERCLA. In the ordinary course of its business, the Issuer periodically reviews the effect of Environmental Laws on the business, operations and properties of the Issuer and its subsidiaries, in the course of which the Issuer identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Issuer has reasonably concluded that such associated costs and liabilities would not, singly or in the aggregate, have a Material Adverse Effect.

(gg) The Issuer and its subsidiaries maintain insurance of the types, against such losses and in the amounts and with such insurers as are customary in the Issuer’s industry and otherwise reasonably prudent, including risks customarily insured against by similarly situated companies, all of which insurance is in full force and effect.

(hh) As of the date hereof, except as disclosed in the Registration Statement or Prospectus as they existed on the most recent Settlement Date (or, in the case of the Effective Date or the first Settlement date, on the Effective Date), or incorporated by reference therein (or attached as an exhibit to any such incorporated document) and except for those agreements that by their terms are no longer in effect, each agreement filed by the Issuer with the Commission is in full force and effect and is binding on the Issuer and, to the Issuer’s knowledge, is binding upon such other parties, in each case in accordance with its terms, and neither the Issuer nor, to the Issuer’s knowledge, any other party thereto is in breach of or default under any such agreement. Except as disclosed in the Registration Statement or Prospectus as they existed on the most recent Settlement Date (or, in the case of the Effective Date or the first Settlement date, on the Effective Date), or incorporated by reference therein (or attached as an exhibit to any such incorporated document), the Issuer has not received any written notice regarding the termination of any such agreements.

(ii) Neither the Issuer nor any of its subsidiaries (i) is in violation of its certificate of incorporation, bylaws, or other organizational documents, or (ii) is in default under, and no event has occurred which, with notice or lapse of time or both, would constitute a default under or result in the creation or imposition of any Lien upon any of its property or assets pursuant to, any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant, instrument, franchise, license or permit to which it is a party or by which it is bound or to which any of its property or assets is subject, or has received a notice or claim of any such default or has knowledge of any breach of such contracts by the other party or parties thereto, except where the consequences of such violation would not have a Material Adverse Effect, except (in the case of clause (ii) above) defaults or Liens disclosed in the Prospectus as it existed on the most recent Settlement Date (or, in the case of the Effective Date or the first Settlement date, on the Effective Date).